     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 1998


                                                               FILE NO. 811-2611
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-1A


REGISTRATION STATEMENT UNDER THE
INVESTMENT COMPANY ACT OF 1940


      AMENDMENT NO. 19                                           [X]


                   VAN KAMPEN AMERICAN CAPITAL EXCHANGE FUND
                        A CALIFORNIA LIMITED PARTNERSHIP
(EXACT NAME OF REGISTRANT AS SPECIFIED IN THE AGREEMENT OF LIMITED PARTNERSHIP)

                              2800 POST OAK BLVD.
                              HOUSTON, TEXAS 77056
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)(ZIP CODE)
       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (713) 993-0500

                             RONALD A. NYBERG, ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                       VAN KAMPEN AMERICAN CAPITAL, INC.
                               ONE PARKVIEW PLAZA
                        OAKBROOK TERRACE, ILLINOIS 60181
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                             ---------------------


                                   Copies to:



                             WAYNE W. WHALEN, ESQ.


                              THOMAS A. HALE, ESQ.


                SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)


                             333 WEST WACKER DRIVE


                            CHICAGO, ILLINOIS 60606

                                 (312) 407-0700



================================================================================

                                     PART A

                      INFORMATION REQUIRED IN A PROSPECTUS

Items 1, 2, 3 and 5A of Part A are omitted pursuant to Item F.4. of the general instructions to Form N-1A.

     This Prospectus, which incorporates by reference the entire Statement of Additional Information, concisely sets forth certain information about the Registrant that a prospective investor should know before investing in shares of the Registrant. Shareholders should read this Prospectus carefully and retain it for future reference. A copy of the Statement of Additional Information may be obtained without charge by calling (800) 421-5666 or for Telecommunications Device for the Deaf at (800) 421-2833. The Statement of Additional Information has been filed with the Securities and Exchange Commission ("SEC") and is available along with other related materials at the SEC's internet web site (http://www.sec.gov).


     This Prospectus is dated April 27, 1998.


ITEM 4.  GENERAL DESCRIPTION OF REGISTRANT

        (a)  (i)   Van Kampen American Capital Exchange Fund (a California
                   Limited Partnership), formerly known as American Capital
                   Exchange Fund ("Registrant"), is an open-end diversified management investment company, registered under the Investment Company Act of 1940 (the "1940 Act") and formed on
                   December 4, 1975 under the Uniform Limited Partnership Act of
                   California. Registrant commenced business as an investment company on December 13, 1976 under the name American General
                   Exchange Fund.

            (ii) The Registrant's principal investment objective is long-term growth of capital, while the production of current income is an important secondary objective. Registrant attempts to achieve these objectives by investing in common stocks or convertible securities. Registrant may, however, for defensive purposes, temporarily own other types of securities, including investment grade bonds, preferred stocks and money market obligations such as government securities, certificates of deposit and commercial paper. The foregoing policies may not be changed without approval of a majority of the Registrant's outstanding voting securities. Registrant's temporary investments will consist of U.S. Treasury Bills and U.S. Treasury Bonds, both issued by and supported by the full faith and credit of the United States Government, and commercial paper rated P-1, if by Moody's Investors Service, Inc., or A-1 if by Standard & Poor's Ratings Group and repurchase agreements with domestic banks and broker-dealers.

        (b)  INAPPLICABLE.

        (c) If Registrant were unable to pay its liabilities, partners receiving distributions could be liable to creditors of Registrant to the extent of such distributions, plus interest.

ITEM 5.  MANAGEMENT OF THE FUND

        (a) The business and affairs of the Registrant are managed under the direction of the Board of Managing General Partners of the Registrant. Subject to the Partners' authority, the Adviser determines the investment of Registrant's assets, provides administrative services and manages Registrant's business and affairs.

        (b) Van Kampen American Capital Asset Management, Inc. (the "Adviser"), One Parkview Plaza, Oakbrook Terrace, Illinois 60181, serves as investment adviser to Registrant.


            The Adviser is a wholly-owned subsidiary of Van Kampen American Capital, Inc. ("VKAC"). VKAC is a diversified asset management company with more than two million retail investor accounts, extensive capabilities for managing institutional portfolios, and more than $60 billion under management or supervision. VKAC's more than 50 open-end and 38 closed-end funds and more than 2,500 unit investment trusts are professionally distributed by leading financial advisers nationwide. VKAC is an indirect wholly-owned subsidiary of Morgan Stanley Dean Witter & Co.



            Morgan Stanley Dean Witter & Co. and various of its directly or indirectly owned subsidiaries, including Morgan Stanley Asset Management, Inc., an investment adviser, Morgan Stanley & Co. Incorporated, a registered broker-dealer and investment adviser, and Morgan Stanley International, are engaged in a wide range of financial services. Their principal businesses include securities underwriting, distribution and trading; merger, acquisition, restructuring and other corporate finance advisory activities; merchant banking; stock brokerage and research services; credit services; asset management; trading of futures, options, foreign exchange, commodities and swaps (involving foreign exchange, commodities, indices and interest rates); real estate advice, financing and investing; and global custody, securities clearance services and securities lending.



            The Registrant retains the Adviser to manage the investment of its assets and to place orders for the purchase and sale of its portfolio securities. Under an investment advisory agreement between the Adviser and the Registrant (the "Advisory Agreement"), the Registrant pays the Adviser a fee monthly calculated at the annual rate of 0.50% of average daily net assets of the Registrant. Under the Advisory Agreement, Registrant also reimburses the Adviser for the cost of the Registrant's accounting services, which include maintaining its financial books and records and calculating its daily net asset value.



        (c) Evan Harrel has been primarily responsible for the day-to-day management of the Fund's investment portfolio since January 1998. Mr. Harrel has been Vice President of the Adviser and Van Kampen American Capital Advisory Corp. since October 1996. Prior to that time, Mr. Harrel was Associate Portfolio Manager of the Adviser. Prior to May 1994, Mr. Harrel was a Vice President with Fayez Sarofim and Co.


        (d)  INAPPLICABLE.


        (e) ACCESS Investor Services, Inc. ("ACCESS"), P.O. Box 418256, Kansas City, Missouri 64141-9256, a wholly-owned subsidiary of VKAC serves as shareholder service agent for the Fund. The transfer agency fees are determined through negotiations with the Fund's Board of Trustees and are based on competitive market benchmarks.



        (f) For the last fiscal year, advisory fees plus the cost of accounting services paid by the Registrant equaled 0.50% of the Registrant's average net assets. Operating expenses paid by the Registrant include partner service agency fees, custodial fees, legal and accounting fees, the costs of reports and proxies to partners, managing general partners' fees, and all other business expenses not specifically assumed by the Adviser. For the same period, the Registrant's other operating expenses were 0.25% of average net assets.


        (g) The Adviser places portfolio transactions for other advisory accounts, including other investment companies. Research services furnished by firms through which the Registrant effects its securities transactions may be used by the Adviser in servicing all of its accounts; not all such services may be used by the Adviser in connection with the Registrant. In the opinion of the Adviser, the benefits from research services to each of the accounts (including the Registrant) managed by the Adviser cannot be measured separately. Because the volume and nature of the trading activities of the accounts are not uniform, the amount of commissions in excess of the lowest available rate paid by each account for brokerage and research services will vary. In the opinion of the Adviser, however, such costs to the Registrant will not be disproportionate to the benefits received by the Registrant on a continuing basis.

            The Adviser seeks to allocate portfolio transactions equitably whenever concurrent decisions are made to purchase or sell securities by the Registrant and another advisory account. In some cases, this procedure could have an adverse effect on the price or the amount of securities available to the Registrant. In making such allocations, the main factors considered by the Adviser are the funds' relative net assets, respective investment objectives, the relative size of the portfolio holdings of the same or comparable securities, the availability of cash for investment, the size of the investment commitments generally held, and the opinions of the persons responsible for recommending the investment.


ITEM 5A.  MANAGEMENT'S DISCUSSION OF FUND PERFORMANCE.

              INAPPLICABLE.

ITEM 6.  CAPITAL STOCK AND OTHER SECURITIES

        (a) Registrant has outstanding units of partnership interest ("shares") with equal rights to participate in distributions made by Registrant and equal rights to Registrant's assets. Each share is entitled to one vote and there is no cumulative voting. Shares may be redeemed at any time at net asset value with no charge.

        (b)  INAPPLICABLE.

        (c)  INAPPLICABLE.

        (d)  INAPPLICABLE.

        (e) Inquiries regarding Registrant or its shares should be made to the Registrant's Secretary, Ronald A. Nyberg, at One Parkview Plaza, Oakbrook Terrace, IL 60181.

        (f) The Registrant makes quarterly distributions of net investment income, exclusive of capital gains, to the partners. The Managing General Partners determine each year whether and to what extent any realized capital gains are to be distributed and such distributions, if any, will be made annually. Distributions, when made, are made equally among the outstanding shares held by partners. Dividends and capital gains distributions are automatically applied to purchase additional shares of the Registrant at the next determined net asset value unless the shareholder instructs otherwise.


        (g) The Registrant is classified as a partnership for federal income tax purposes. Each partner is required to report on his personal federal income tax return his share of Registrant's income, gains, losses, deductions and expenses for the taxable year of the Registrant ending within or with his taxable year, regardless of whether cash or other properties are distributed. For federal income tax purposes, capital gain or loss is allocated equally among shares outstanding on the day recognized, and all other items of Registrant's income, gain, loss, deduction and expense during a year are allocated to each partner in the proportion which the total number of shares such partner held on each day during the year bears to the total of the outstanding shares of the Registrant on each day during the year.



            The tax basis to each partner for his shares in Registrant is determined by reference to the basis of the securities and any money that he contributed to the Registrant in exchange for his shares increased by his share of the Registrant's taxable income and decreased (but not below zero) principally by the Registrant's distributions and his share of the Registrant's net losses. If cash distributed exceeds basis, the excess will be taxable as gain from the sale of a capital asset. The Registrant's tax basis in the securities contributed by the partners is the same as that of the partners contributing such securities.



            Redemptions for cash will generally be taxable as capital gains to the extent that such cash exceeds a partner's adjusted basis in his shares of the Registrant. The receipt of securities on redemption is not a taxable event to the partner or to the Registrant. The partner's basis in securities received on redemption will be the same as the Registrant's. Net long-term capital gains realized by the Registrant will be taxable to the partners at the current capital gain rates.


        (h)  INAPPLICABLE.

ITEM 7.  PURCHASE OF SECURITIES BEING OFFERED

        INAPPLICABLE.

ITEM 8.  REDEMPTION OR REPURCHASES


        (a) Partners may redeem shares at any time without charge at the next determined net asset value by submitting a written request in proper form to ACCESS, P.O. Box 418256, Kansas City, Missouri 64141-9256, by placing the redemption request through an authorized dealer or by calling the Registrant.


            The net asset value of shares redeemed (other than redemptions under a systematic withdrawal plan) may be paid in cash or securities, at the option of Registrant, and will ordinarily be paid in whole or in part in securities. Registrant's valuation will determine the quantity of securities tendered. Registrant will select securities for tender in redemptions based on tax or investment considerations.


            Registrant will determine its per share net asset value as of the close of each business day on the New York Stock Exchange. Registrant's net assets equal the value of its portfolio securities, plus all cash and other assets (including dividends and interest accrued but not collected) less all liabilities (including accrued expenses but excluding partner capital contributions). Registrant's portfolio securities are valued at the last sales price on the exchange where principally traded, or, if no sale occurred on that day, at the mean between the closing bid and asked prices; securities not so traded are valued in like manner, if market quotations are available, or at the mean between the highest bid and the lowest asked prices if there is no last sales price or closing bid and asked prices. The value of any other securities and assets is the fair value as determined in good faith by the Adviser based on procedures approved by the Managing General Partners.


            Payment for shares redeemed will be made within seven days after acceptance by ACCESS of the request and any other necessary documents in proper order. Redemptions are not made on days during which the New York Stock Exchange is closed. The right of redemption may be suspended and the payment therefore may be postponed for more than seven days during any period when (a) the New York Stock Exchange is closed for other than customary weekends or holidays;
            (b) trading on the New York Stock Exchange is restricted; (c) an emergency exists as a result of which disposal by the Registrant of securities owned by it is not reasonably practicable or it is not reasonably practicable for the Registrant to fairly determine the value of its net assets; or (d) the SEC, by order, so permits.

        (b) While there is no charge when shares are redeemed or repurchased through the Registrant or through Van Kampen American Capital Distributors, Inc., an affiliate of the Adviser, dealers may make a charge for effecting a repurchase.

        (c)  INAPPLICABLE.

        (d) Payment for shares redeemed may be postponed or the right of redemption suspended as provided by the rules of the SEC.

ITEM 9.  PENDING LEGAL PROCEEDINGS

        INAPPLICABLE.

                                     PART B

         INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

ITEM 10.  COVER PAGE


     Van Kampen American Capital Exchange Fund (a California Limited Partnership) (the "Registrant") is a diversified open-end management investment company registered under the Investment Company Act of 1940 ("1940 Act") and formed on December 4, 1975 under the Uniform Limited Partnership Act of California. Registrant commenced business as an investment company on December 13, 1976 under the name American General Exchange Fund.



     This Statement of Additional Information is not a prospectus. This Statement of Additional Information should be read in conjunction with the Registrant's prospectus (the "Prospectus") dated as of the same date as this Statement of Additional Information. This Statement of Additional Information does not include all of the information a prospective investor should consider before purchasing shares of the Registrant. Investors should obtain and read the Prospectus prior to purchasing shares of the Registrant. A Prospectus may be obtained without charge by writing or calling Van Kampen American Capital Distributors, Inc. (the "Distributor") at One Parkview Plaza, Oakbrook Terrace, Illinois 60181 at (800) 421-5666.



     This Statement of Additional Information is dated April 27, 1998.


     The Registrant's principal investment objective is long-term growth of capital, while the production of current income is an important secondary objective. Registrant attempts to achieve these objectives by investing in common stocks or convertible securities. Registrant may, however, for defensive purposes, temporarily own other types of securities, including investment grade bonds, preferred stocks and money market obligations such as government securities, certificates of deposit and commercial paper. The foregoing policies may not be changed without approval of a majority of the Registrant's outstanding voting securities. Registrant's temporary investments will consist of U.S. Treasury Bills and U.S. Treasury Bonds, both issued by and supported by full faith and credit of the United States Government, and commercial paper rated P-1, if by Moody's Investors Service, Inc., or A-1 if by Standard & Poor's Ratings Group and repurchase agreements with domestic banks and broker-dealers.

ITEM 11.  TABLE OF CONTENTS


                                                                          PAGE
                                                                          ----
          General Information and History.............................    B-1
          Investment Objectives and Policies..........................    B-2
          Management of the Fund......................................    B-3
          Control Persons and Principal Holders of Securities.........    B-13
          Investment Advisory and Other Services......................    B-13
          Brokerage Allocation and Other Practices....................    B-15
          Capital Stock and Other Securities..........................    B-16
          Purchase, Redemption and Pricing of Securities Being
          Offered.....................................................    B-16
          Tax Status..................................................    B-16
          Underwriters................................................    B-16
          Calculation of Performance Data.............................    B-16
          Report of Independent Accountants...........................    B-17
          Financial Statements........................................    B-18
          Notes to Financial Statements...............................    B-24


ITEM 12.  GENERAL INFORMATION AND HISTORY

     The name of the Registrant was changed from American Capital Exchange Fund to Van Kampen American Capital Exchange Fund (a California Limited Partnership) on April 26, 1996.

     The Registrant and Van Kampen American Capital Asset Management, Inc., (the "Adviser") have adopted Codes of Ethics designed to recognize the fiduciary relationship between the Registrant and the Adviser and its employees. The Codes permit directors, trustees, officers and employees to buy and sell securities for their personal accounts subject to certain restrictions. Persons with access to certain sensitive information are subject to preclearance and other procedures designed to prevent conflicts of interest.

ITEM 13.  INVESTMENT OBJECTIVES AND POLICIES


        (a) In seeking to attain its investment objectives of long-term growth of capital, and, secondarily, production of income, Registrant will acquire securities for long-term appreciation and does not intend to engage to any significant degree in short-term trading. Capital gains taxes will be considered in determining the sale of portfolio securities. However, sales will be effected whenever believed to be in the best interests of the Partners, even though capital gains may be recognized thereby.


            Registrant has no present intention of investing in corporate bonds, preferred stocks or certificates of deposit in an amount in excess of 5% of the value of its net assets.

        (b) Registrant has adopted certain investment restrictions which may be altered or rescinded only with the approval by the vote of a majority of its outstanding voting shares, which is defined by the Investment Company Act of 1940, as amended (the "1940 Act"), as the lesser of (i) 67% or more of the voting securities present at a meeting, if the holders of more than 50% of the outstanding voting securities are present or represented by proxy, or (ii) more than 50% of the outstanding voting securities. Registrant may not:

            (1) Purchase securities on margin or make short sales.

            (2) Purchase or write any options, puts, calls, straddles, spreads or combinations thereof.

            (3) Borrow money, except from banks for a purpose other than the purchase of securities, such borrowing not to exceed 5% of the Registrant's total assets at market value at the time of borrowing. Any such borrowing may be secured provided that not more than 10% of the total assets at market value at the time of pledging may be used as security for such borrowings.

            (4) Engage in the underwriting of securities or invest in securities subject to restrictions on resale.

            (5) Invest more than 25% of its assets at market value at the time of purchase in securities of companies all of which conduct their principal activities in the same industry.

            (6) Invest in real estate (including interests in real estate investment trusts) or invest in oil, gas or mineral exploration or development programs, except in publicly traded securities of issuers which engage in such business.

            (7) Buy or sell commodities or commodity contracts.

            (8) Make loans of money or securities to other persons provided that this limitation shall not prevent the purchase of a portion of an issue of bonds, notes, debentures or other debt securities which are publicly distributed or of a type customarily purchased by institutional investors.

            (9) Invest more than 5% of its total assets at market value at the time of purchase in the securities of any one issuer (other than obligations of the United States Government or any instrumentalities thereof).

           (10) Purchase securities if such purchase would result in the Registrant owning more than 10% of the outstanding voting securities of any one issuer at the time of purchase.

           (11) Invest in securities of companies which have a record, together with their predecessors, of less than three years of continuous operation.

           (12) Purchase securities issued by any other investment company or investment trust.

           (13) Purchase or hold securities of any company if any of its General Partners, or officers or directors of Registrant's investment adviser, who beneficially own more than 0.50% of the securities of that company together own beneficially more than 5% of the securities of such company.

           (14) Invest in companies for the purpose of exercising control or management. (Registrant's officers may be authorized to vote proxies issued with respect to its portfolio securities consistently with its investment objectives).

           (15) Invest in or hold warrants unless received with respect to securities held by Registrant.

           (16) Invest in foreign securities unless listed at the time of purchase on the New York Stock Exchange.

           (17) Invest more than 5% of its total assets at market value at the time of purchase in equity securities which are not readily marketable.

     Registrant does not issue senior securities.

        (c) INAPPLICABLE.


        (d) The Registrant's portfolio had no turnover during the fiscal year ended December 31, 1997.


ITEM 14.  MANAGEMENT OF THE FUND

     (a) The Managing General Partners and executive officers and their principal occupations for the past five years are listed below.




             NAME AND                   POSITION HELD                  PRINCIPAL OCCUPATIONS
             ADDRESS                   WITH REGISTRANT                  DURING PAST 5 YEARS
             --------                  ---------------                 ---------------------
David C. Arch                       Managing General        Chairman and Chief Executive Officer of
  1800 Swift Drive                  Partner                 Blistex Inc., a consumer health care
  Oak Brook, IL 60523                                       products manufacturer. Director of Elmhurst
  Date of Birth: 07/17/45                                   College and the Illinois Manufacturers'
                                                            Assoc. Trustee of other investment companies
                                                            advised by the Adviser, Van Kampen American
                                                            Capital Investment Advisory Corp. (the "VK
                                                            Adviser") and Van Kampen American Capital
                                                            Management, Inc. ("Management Inc.").

             NAME AND                   POSITION HELD                  PRINCIPAL OCCUPATIONS
             ADDRESS                   WITH REGISTRANT                  DURING PAST 5 YEARS
             --------                  ---------------                 ---------------------
Rod Dammeyer                        Managing General        Managing General Partner of Equity Group
  Two North Riverside Plaza         Partner                 Investments, Inc. (EGI), a company that
  Suite 1950                                                makes private equity investments in other
  Chicago, IL 62606                                         companies, and Vice Chairman and Director of
  Date of Birth: 11/05/40                                   Anixter International Inc., a value-added
                                                            provider of integrated networking and
                                                            cabling solutions that support business
                                                            information and network infrastructure
                                                            requirements (employed by Anixter since
                                                            1985). Prior to 1997, President, Chief
                                                            Executive Officer and a Director of Great
                                                            American Management & Investment, Inc., a
                                                            diversified manufacturing company. Member of
                                                            the Board of Directors of TeleTech Holdings
                                                            Inc., Lukens, Inc., Metal Management, Inc.,
                                                            Stericycle, Inc., Transmedia Networks, Inc.,
                                                            Jancor Communications, Inc., CAN Surety,
                                                            Corp., IMC Global Inc., Antec Corporation,
                                                            Groupo Azucarero Mexico (GAM) and Kent State
                                                            University Foundation. Previously a Director
                                                            of Santa Fe Pacific Corporation, Q-Tel, S.A.
                                                            de C.V. and Servicios Finacieros Quandrum,
                                                            S.A. Prior to 1998, a Director of Capsure
                                                            Holdings Corp., Revco D.S., Inc., the Chase
                                                            Manhattan Corporation National Advisory
                                                            Board and Sealy, Inc. Trustee of other
                                                            investment companies advised by the Adviser,
                                                            the VK Adviser and Management Inc.
Howard J Kerr                       Managing General        President and Chief Executive Officer
  736 North Western Ave.            Partner                 Pocklington Corporation, Inc., an investment
  P.O. Box 317                                              holding company. Director of Canbra Foods,
  Lake Forest, IL 60045                                     Ltd., a Canadian oilseed crushing, refining,
  Date of Birth: 11/17/35                                   processing and packaging operation. Prior to
                                                            1991, President, Chief Executive Officer and
                                                            Chairman of the Board of Directors of
                                                            Grabill Aerospace Industries, Ltd. Trustee
                                                            of other investment companies advised by the
                                                            Adviser, the VK Adviser and Management Inc.

             NAME AND                   POSITION HELD                  PRINCIPAL OCCUPATIONS
             ADDRESS                   WITH REGISTRANT                  DURING PAST 5 YEARS
             --------                  ---------------                 ---------------------
Dennis J. McDonnell*                Chief Executive         President, Chief Operating Officer and a
  One Parkview Plaza                Officer, Chairman of    Director of the Adviser, the VK Adviser, Van
  Oakbrook Terrace, IL 60181        the Board and Managing  Kampen American Capital Advisors, Inc., and
  Date of Birth: 05/20/42           General Partner         Management Inc. Executive Vice President and
                                                            Director of VK/AC Holding, Inc. and Van
                                                            Kampen American Capital, Inc. ("VKAC").
                                                            Prior to April of 1997, Director of Van
                                                            Kampen Merrit Equity Holdings Corp. Prior to
                                                            September of 1996, Chief Executive Officer
                                                            and Director of MCM Group, Inc., McCarthy,
                                                            Crisanti & Maffei, Inc. and Chairman and
                                                            Director of MCM Asia Pacific Company Limited
                                                            and MCM (Europe) Limited. Prior to July of
                                                            1996, President, Chief Operating Officer and
                                                            Trustee of VSM Inc. and VCJ Inc. Prior to
                                                            December of 1991, Senior Vice President of
                                                            Van Kampen Merritt Inc. President and a
                                                            Director of Van Kampen American Capital
                                                            Equity Advisors Corp. President and/or a
                                                            Trustee of other investment companies
                                                            advised by the Adviser, the VK Adviser and
                                                            Management Inc.
Steven Muller, Ph.D.                Managing General        President Emeritus of The Johns Hopkins
  President Emeritus                Partner                 University. Director of Beneficial
  The Johns Hopkins University                              Corporation (bank holding company) and
  Suite 711                                                 Milpore Corporation (biotechnology). Prior
  1619 Massachusetts Ave., N.W.                             to December of 1997, Trustee of the Common
  Washington, D.C. 20036                                    Sense Trust and Chairman of the 21st Century
  Date of Birth: 11/22/27                                   Foundation (public affairs). Prior to May of
                                                            1997, a Director of BT Alex Brown and Sons
                                                            (investment banking). Trustee of other
                                                            investment companies advised by the Adviser,
                                                            the VK Adviser and Management Inc.
Theodore A. Myers                   Managing General        Senior Financial Adviser of Qualitech Steel
  550 Washington Avenue             Partner                 Corporation, a manufacturer of special
  Glencoe, IL 60022                                         quality bar products, as well as iron
  Date of Birth: 08/03/30                                   carbide (a steel scrap substitute). Director
                                                            of COVA Series Trust of COVA Financial Life
                                                            Insurance (formerly known as Xerox Life).
                                                            Member of the Arthur Anderson Chief
                                                            Financial Officer Advisory Committee. Prior
                                                            to 1997, Director of McClouth Steel, and
                                                            prior to July of 1996, Executive Vice
                                                            President and Chief Financial Officer of
                                                            Qualitech Steel Corporation. Prior to August
                                                            of 1993, Senior Vice President, Chief
                                                            Financial Officer and a Director of Foods
                                                            Brand America (formerly known as Doskocil
                                                            Companies, Inc.), a food processing and
                                                            distribution company. Prior to January of
                                                            1990, Vice President and Chief Financial
                                                            Officer of Inland Steel Industries. Trustee
                                                            of other investment companies advised by the
                                                            Adviser, the VK Adviser and Management Inc.

             NAME AND                   POSITION HELD                  PRINCIPAL OCCUPATIONS
             ADDRESS                   WITH REGISTRANT                  DURING PAST 5 YEARS
             --------                  ---------------                 ---------------------
Hugo F. Sonnenschein                Managing General        President of the University of Chicago.
  5801 South Ellis Avenue           Partner                 Member of the Board of Trustees of the
  Suite 502                                                 University of Rochester and a member of its
  Chicago, IL 60637                                         investment committee. Prior to July, 1993,
  Date of Birth: 11/14/40                                   Provost of Princeton University, and, from
                                                            1988 to 1991, Dean of the School of Arts and
                                                            Sciences and a fellow of the American
                                                            Academy of Arts and Sciences. Trustee of
                                                            other investment companies advised by the
                                                            Adviser, the VK Adviser and Management Inc.
Wayne W. Whalen*                    Managing General        Partner in the law firm of Skadden, Arps,
  333 W. Wacker Dr.                 Partner                 Slate, Meagher & Flom (Illinois), legal
  Chicago, IL 60606                                         counsel to the Registrant, and other
  Date of Birth: 08/22/39                                   investment companies advised by the Adviser,
                                                            the VK Adviser or Management, Inc.
                                                            Trustee/Director of other investment
                                                            companies advised by the Adviser, the VK
                                                            Adviser and Management Inc.



---------------



* Mr. McDonnell is an "interested person" (within the meaning of Section 2(a)(19) of 1940 Act) of the Adviser and the Registrant by reason of his position with the Adviser. Mr. Whalen is an interested person of the Registrant by reason of his firm acting as legal counsel to the Registrant.

                                    OFFICERS


     Messrs. Hegel, Nyberg, Wood, Sullivan, Dalmaso, Martin, Wetherell and Hill are located at One Parkview Plaza, Oakbrook Terrace, IL 60181. The Fund's other officers are located at 2800 Post Oak Blvd., Houston, TX 77056.



                                     POSITIONS AND                     PRINCIPAL OCCUPATIONS
        NAME AND AGE          OFFICES WITH THE REGISTRANT               DURING PAST 5 YEARS
        ------------          ---------------------------              ---------------------
Peter W. Hegel..............  Vice President                Executive Vice President of the Adviser,
  Date of Birth: 06/25/56                                   the VK Adviser, Management Inc. and Van
                                                            Kampen American Capital Advisors, Inc.
                                                            Prior to July of 1996, Mr. Hegel was a
                                                            Director of VSM Inc. Prior to September of
                                                            1996, he was a Director of McCarthy,
                                                            Crisanti & Maffei, Inc. Vice President of
                                                            each of the funds in the Fund Complex and
                                                            certain other investment companies advised
                                                            by the Adviser, the VK Adviser or their
                                                            affiliates.

Curtis W. Morell............  Vice President and Chief      Senior Vice President of the Adviser and
  Date of Birth: 08/04/46     Accounting Officer            the VK Adviser. Vice President and Chief
                                                            Accounting Officer of each of the funds in
                                                            the Fund Complex and certain other
                                                            investment companies advised by the
                                                            Adviser, the VK Adviser or their
                                                            affiliates.

                                     POSITIONS AND                     PRINCIPAL OCCUPATIONS
        NAME AND AGE          OFFICES WITH THE REGISTRANT               DURING PAST 5 YEARS
        ------------          ---------------------------              ---------------------
Ronald A. Nyberg............  Vice President, Principal     Executive Vice President, General Counsel,
  Date of Birth: 07/29/53     Legal Officer and Secretary   Secretary and Director of VKAC and VK/AC
                                                            Holding, Inc. Mr. Nyberg is also Executive
                                                            Vice President, General Counsel and a
                                                            Director of Van Kampen Merritt Equity
                                                            Holdings Corp. Executive Vice President,
                                                            General Counsel, Assistant Secretary and a
                                                            Director of the Adviser, the VK Adviser and
                                                            the Distributor, Van Kampen American
                                                            Capital Advisors, Inc., Management Inc.,
                                                            Van Kampen American Capital Exchange
                                                            Corporation, American Capital Contractual
                                                            Services, Inc. and Van Kampen American
                                                            Capital Trust Company. Executive Vice
                                                            President, General Counsel and Assistant
                                                            Secretary of ACCESS. Director or officer of
                                                            certain other subsidiaries of VKAC. Prior
                                                            to June of 1997, Director of ICI Mutual
                                                            Insurance Co., a provider of insurance to
                                                            members of the Investment Company
                                                            Institute. Prior to April of 1997, he was
                                                            Executive Vice President, General Counsel
                                                            and Director of Van Kampen Merritt Equity
                                                            Advisors Corp. Prior to July of 1996, Mr.
                                                            Nyberg was Executive Vice President and
                                                            General Counsel of VSM Inc. and Executive
                                                            Vice President and General Counsel of VCJ
                                                            Inc. Prior to September of 1996, he was
                                                            General Counsel of McCarthy, Crisanti &
                                                            Maffei, Inc. Vice President and Secretary
                                                            of each of the funds in the Fund Complex
                                                            and certain other investment companies
                                                            advised by the Adviser, the VK Adviser or
                                                            their affiliates.

Alan T. Sachtleben..........  Chief Investment Officer      Executive Vice President of the Adviser,
  Date of Birth: 04/20/42                                   the VK Adviser, Management Inc. and Van
                                                            Kampen American Capital Advisors, Inc. Vice
                                                            President of each of the funds in the Fund
                                                            Complex and certain other investment
                                                            companies advised by the Adviser, the VK
                                                            Adviser or their affiliates.

Paul R. Wolkenberg..........  Vice President                Executive Vice President and Director of
  Date of Birth: 11/10/44                                   VKAC, and VK/AC Holding Inc. Executive Vice
                                                            President of the Adviser and the
                                                            Distributor. President and a Director of
                                                            ACCESS. President and Chief Operating
                                                            Officer of Van Kampen American Capital
                                                            Record Keeping Services, Inc. Vice
                                                            President of each of the funds in the Fund
                                                            Complex and certain other investment
                                                            companies advised by the Adviser, the VK
                                                            Adviser or their affiliates.

                                     POSITIONS AND                     PRINCIPAL OCCUPATIONS
        NAME AND AGE          OFFICES WITH THE REGISTRANT               DURING PAST 5 YEARS
        ------------          ---------------------------              ---------------------
Edward C. Wood III..........  Vice President and Chief      Senior Vice President of the Adviser, the
  Date of Birth: 01/11/56     Financial Officer             VK Adviser and Management Inc. Vice
                                                            President and Chief Financial Officer of
                                                            each of the funds in the Fund Complex and
                                                            certain other investment companies advised
                                                            by the Adviser, the VK Adviser or their
                                                            affiliates.

John L. Sullivan............  Treasurer                     First Vice President of the Adviser and the
  Date of Birth: 08/20/55                                   VK Adviser. Treasurer of each of the funds
                                                            in the Fund Complex and certain other
                                                            investment companies advised by the
                                                            Adviser, the VK Adviser or their
                                                            affiliates.

Tanya M. Loden..............  Financial Officer             Vice President of the Adviser and the VK
  Date of Birth: 11/19/59                                   Adviser. Controller of each of the funds in
                                                            the Fund Complex and other investment
                                                            companies advised by the Adviser, the VK
                                                            Adviser or their affiliates.

Nicholas Dalmaso............  Legal Officer and Assistant   Vice President, Associate General Counsel
  Date of Birth: 03/01/65     Secretary                     and Assistant Secretary of VKAC. Vice
                                                            President, Associate General Counsel and
                                                            Assistant Secretary of the Adviser, the VK
                                                            Adviser, the Distributor, Van Kampen
                                                            American Capital Advisors, Inc. and
                                                            Management Inc. Assistant Secretary of each
                                                            of the funds in the Fund Complex and other
                                                            investment companies advised by the
                                                            Adviser, the VK Adviser or their
                                                            affiliates.

Huey P. Falgout, Jr.........  Legal Officer and Assistant   Vice President and a Senior Attorney of
  Date of Birth: 11/15/63     Secretary                     VKAC. Vice President and Assistant
                                                            Secretary of the Adviser, the VK Adviser,
                                                            the Distributor, ACCESS, Management Inc.,
                                                            American Capital Contractual Services,
                                                            Inc., Van Kampen American Capital Exchange
                                                            Corporation and Van Kampen American Capital
                                                            Advisors, Inc. Assistant Secretary of each
                                                            of the funds in the Fund Complex and other
                                                            investment companies advised by the
                                                            Adviser, the VK Adviser or their
                                                            affiliates.

                                     POSITIONS AND                     PRINCIPAL OCCUPATIONS
        NAME AND AGE          OFFICES WITH THE REGISTRANT               DURING PAST 5 YEARS
        ------------          ---------------------------              ---------------------
Scott E. Martin.............  Legal Officer and Assistant   Senior Vice President, Deputy General
  Date of Birth: 08/20/56     Secretary                     Counsel and Assistant Secretary of VKAC and
                                                            VKAC Holding, Inc. Senior Vice President,
                                                            Deputy General Counsel and Secretary of the
                                                            Adviser, the VK Adviser, the Distributor,
                                                            ACCESS, American Capital Contractual
                                                            Services, Inc., Management Inc., Van Kampen
                                                            American Capital Exchange Corporation, Van
                                                            Kampen American Capital Advisors, Inc., Van
                                                            Kampen American Capital Insurance Agency of
                                                            Illinois, Inc., VKAC System, Inc., Van
                                                            Kampen American Capital Record Keeping
                                                            Services, Inc. and Van Kampen Merritt
                                                            Equity Advisors Corp. Prior to April of
                                                            1997, Senior Vice President, Deputy General
                                                            Counsel and Secretary of Van Kampen
                                                            American Capital Services, Inc. and Van
                                                            Kampen Merritt Holdings Corp. Prior to
                                                            September of 1996, Mr. Martin was Deputy
                                                            General Counsel and Secretary of McCarthy,
                                                            Crisanti & Maffei, Inc., and prior to July
                                                            of 1996, he was Senior Vice President,
                                                            Deputy General Counsel and Secretary of VSM
                                                            Inc. and VCJ Inc. Assistant Secretary of
                                                            each of the funds in the Fund Complex and
                                                            other investment companies advised by the
                                                            Adviser, the VK Adviser or their
                                                            affiliates.

Weston B. Wetherell.........  Legal Officer and Assistant   Vice President, Associate General Counsel
  Date of Birth: 06/15/56     Secretary                     and Assistant Secretary of VKAC, the
                                                            Adviser, the VK Adviser, the Distributor,
                                                            Management Inc. and Van Kampen American
                                                            Capital Advisors, Inc. Prior to September
                                                            of 1996, Mr. Wetherell was Assistant
                                                            Secretary of McCarthy, Crisanti & Maffei,
                                                            Inc. Assistant Secretary of each of the
                                                            funds in the Fund Complex and other
                                                            investment companies advised by the
                                                            Adviser, the VK Adviser or their
                                                            affiliates.

Steven M. Hill..............  Assistant Treasurer           Vice President of the Adviser and the VK
  Date of Birth: 10/16/64                                   Adviser. Assistant Treasurer of each of the
                                                            funds in the Fund Complex and other
                                                            investment companies advised by the
                                                            Adviser, the VK Adviser or their
                                                            affiliates.

Michael Robert Sullivan.....  Assistant Controller          Assistant Vice President of the Adviser and
  Date of Birth: 03/30/33                                   the VK Adviser. Assistant Controller of
                                                            each of the funds in the Fund Complex and
                                                            other investment companies advised by the
                                                            Adviser, the VK Adviser or their
                                                            affiliates.

        (b) See Item 14(a).



        (c) Prior to the election of the current Managing General Partners effective on January 2, 1998, Messrs. Donald M. Carlton, Stephen R. Gross, Don G. Powell, F. Robert Paulsen and Alan B. Shepard, Jr., served as managing general partners to the Registrant during all or part of the Registrant's year ended December 31, 1997 (the "Prior Managing General Partners"). Until January 2, 1998, the Registrant was part of a complex consisting of Common Sense Trust, Van Kampen American Capital Bond Fund, Van Kampen American Capital Convertible Securities Fund and Van Kampen American Capital Income Trust (the "Prior Complex").



     The following table shows aggregate compensation paid to each of the Prior Managing General Partners from the Registrant and other funds in the Prior Complex for the year ended December 31, 1997. Mr. Powell was not compensated for his service as a Prior Managing General Partner because of his affiliation with the Adviser.



                               COMPENSATION TABLE



                        PRIOR MANAGING GENERAL PARTNERS



                                                AGGREGATE            ESTIMATED                                 TOTAL
                                              COMPENSATION           AGGREGATE             ESTIMATED        COMPENSATION
                                 YEAR OF     BEFORE DEFERRAL   PENSION OR RETIREMENT       AGGREGATE      BEFORE DEFERRAL
                                ELECTION/       FROM THE          BENEFITS ACCRUED      ANNUAL BENEFITS       FROM THE
            NAME               APPOINTMENT     REGISTRANT      AS PART OF EXPENSES(1)   UPON RETIREMENT   PRIOR COMPLEX(2)
            ----               -----------   ---------------   ----------------------   ---------------   ----------------
Dr. Donald M. Carlton(3).....     1996           $8,500              --                     $     (4)         $51,250
Stephen R. Gross(3)..........     1996            9,000              --                           (4)          53,750
Dr. F. Robert Paulsen(3).....     1979            7,000              --                      9,000(4)          46,909
Alan B. Shepard, Jr.(3) .....     1992            8,250              --                           (4)          53,000


---------------


(1) The Prior Managing General Partners of the Registrant instituted a Retirement Plan effective April 26, 1996. For the Prior Managing General Partners not affiliated with the Adviser, the annual retirement benefit payable per year for the ten-year period after such Prior Managing General Partner's retirement is based upon the highest total annual compensation received in any of the three calendar years preceding retirement. Prior Managing General Partners with at least five but less than ten years of service (including years of service prior to the plan's adoption) at retirement will receive a prorated reduced benefit. Retirement benefits accrued as part of Registrant expenses are $42,293 for Registrant's year ended December 31, 1997.



(2)  Reflects eleven investment companies in the Prior Complex.



(3) Mr. Paulsen retired as a Managing General Partner on April 10, 1997. Messrs. Carlton, Gross and Shepard retired as Managing General Partners as of January 2, 1998.



(4) For Mr. Paulsen, this amount represents the retirement benefit payable for each of the 10-year period since his retirement. Under the terms of the retirement plan, Mr. Shephard has elected and received in 1998 $38,602; which represents a discounted lump sum payment of his vested retirement benefits paid in lieu of receiving benefits over 10 years. In connection with their years of service and retirement benefits forgone, Messrs. Carlton, Gross and Shepard received in 1998 $45,000, $45,000 and $36,000, respectively, paid by the Adviser or its affiliates.



     The following table shows aggregate compensation paid to each of the Registrant's current Managing General Partners by the Registrant for the Registrant's last fiscal year and from the Fund Complex (defined below) for the calendar year ended December 31, 1997. The current officers and Managing General Partners act as officers and trustees of other funds in the Fund Complex (defined below). The compensation of officers and Managing General Partners/Trustees who are affiliated persons (as defined in the 1940 Act) of the Adviser is paid by the Adviser. Funds in the Fund Complex, including the Registrant, pay compensation to Managing General Partners/Trustees who are not affiliated with the Adviser ("Non-Affiliated Trustees"). The funds in the Fund Complex pay an annual Fund Complex retainer (generally equal to the product of

$2,500 times the number of funds in the Fund Complex), which retainer is then allocated among the funds in the Fund Complex based on the funds' relative net assets, and $250 per fund per meeting as well as reimbursement of expenses incurred in connection with such meetings. Each of the funds in the Fund Complex other than the Registrant has adopted a uniform retirement plan for Non-Affiliated Trustees which provides retirement benefits to Non-Affiliated Trustees that have at least ten years of service for a fund (including years of service prior to adoption of the retirement plan) and retire at or after attaining the age of 60 equal to $2,500 per fund for each of the ten years following such trustee's retirement.


                               COMPENSATION TABLE
                       CURRENT MANAGING GENERAL PARTNERS


                                                                                   FUND COMPLEX
                                                           -------------------------------------------------------------
                                            AGGREGATE                                                         TOTAL
                                          COMPENSATION      ESTIMATED AGGREGATE         ESTIMATED         COMPENSATION
                             YEAR OF     BEFORE DEFERRAL   PENSION OR RETIREMENT        AGGREGATE        BEFORE DEFERRAL
                            ELECTION/       FROM THE          BENEFITS ACCRUED       ANNUAL BENEFITS        FROM THE
         NAME(1)           APPOINTMENT    REGISTRANT(2)    AS PART OF EXPENSES(3)   UPON RETIREMENT(4)   FUND COMPLEX(5)
         -------           -----------   ---------------   ----------------------   ------------------   ---------------
David C. Arch............     1998               0                $ 7,912                $85,000            $157,750
Rod Dammeyer.............     1998               0                 14,303                 85,000             157,750
Howard J Kerr............     1998               0                 27,338                 85,000             157,750
Steven Muller............     1998               0                      0                      0                   0
Theodore A. Myers........     1998               0                 57,361                 85,000             157,750
Hugo F. Sonnenschein.....     1998               0                 13,493                 85,000             157,750
Wayne W. Whalen..........     1998               0                 16,155                 85,000             157,250


---------------

(1) Mr. McDonnell is an affiliated person of the Adviser and does not receive compensation or retirement benefits from the Registrant.



(2) The current Managing General Partners did not receive any compensation from the Registrant during the Registrant's last fiscal year. It is anticipated that each Managing General Partner will receive approximately $1,500 for the Registrants' current fiscal year.



(3) The amounts shown in this column represent the sum of the estimated Pension or Retirement Benefit Accruals expected to be accrued by the 34 operating investment companies in the Fund Complex as of December 31, 1997 for their respective fiscal year ends in 1997.



(4) The amounts shown in this column represent the sum of the estimated annual benefits payable per year by the 34 operating investment companies in the Fund Complex as of December 31, 1997 for each year of the 10-year period commencing in the year of such trustee's anticipated retirement.



(5) The "Fund Complex" currently consists of 41 investment companies (including the Registrant) advised by the Adviser or its affiliates that have the same members on each investment company's Board of Trustees. The amounts shown in this column are accumulated from the Aggregate Compensation of the 34 investment companies in the Fund Complex for the year ended December 31, 1997 before deferral by the trustees under the deferred compensation plan. The Adviser also serves as investment adviser for other investment companies; however, with the exception of Mr. Whalen, the Non-Affiliated Trustees are not trustees of other investment companies. Combining the Fund Complex with other investment companies advised by the Adviser or its affiliates, Mr. Whalen received Total Compensation of $268,447 for the year ended December 31, 1997.



Skadden, Arps, Slate, Meagher & Flom (Illinois) serves as legal counsel to the Registrant.

ITEM 15.  CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

        (a)  INAPPLICABLE.


        (b) As of April 1, 1998, no person was known by the Registrant to own beneficially or to hold of record 5% or more of the outstanding shares of the Registrant, except as follows:



                                                                       AMOUNT AND NATURE   PERCENTAGE
                             NAME AND ADDRESS OF HOLDER                  OF OWNERSHIP      OWNERSHIP
                             --------------------------                -----------------   ----------
                 Comerica Bank of Detroit and Edward Mardigian,             45,045          15.62%
                 Trustees for Helen Mardigian
                 P.O. Box 75000
                 Detroit, MI 48257-0001
                 Richard F. McCarthy and Walter R. McCarthy,                15,000          5.20%
                 Trustees for the Richard F. McCarthy Trust
                 540 Indian Mound St., E 1-D
                 Wayzata, MN 55391-1745
                 George O. and Sidney M. Thorson, a partnership             14,775          5.12%
                 P.O. Box 1847
                 Friday Harbor, WA 98250-1847



        (c) At April 1, 1998, all Managing General Partners and officers as a group owned less than 1% of Registrant's outstanding voting securities.


ITEM 16.  INVESTMENT ADVISORY AND OTHER SERVICES


        (a) (i) The Adviser and ACCESS, the Registrant's shareholder service agent, are wholly-owned subsidiaries of VKAC, which is an indirect wholly-owned subsidiary of Morgan Stanley Dean Witter & Co. The Adviser's principal office is located at One Parkview Plaza, Oakbrook Terrace, Illinois 60181.



                  Morgan Stanley Dean Witter & Co. and various of its directly or indirectly owned subsidiaries, including Morgan Stanley Asset Management Inc., an investment adviser, Morgan Stanley & Co. Incorporated, a registered broker and investment adviser, and Morgan Stanley International, are engaged in a wide range of financial services. Their principal businesses include securities underwriting, distribution and trading; merger, acquisition, restructuring and other corporate finance advisory activities; merchant banking; stock brokerage and research services; credit services; asset management; trading of futures, options, foreign exchange, commodities and swaps (involving foreign exchange, commodities, indices and interest rates); real estate advice, financing and investing; and global custody, securities clearance services and securities lending.



            (ii)  See Item 14(a).



            (iii) Registrant and the Adviser are parties to an investment advisory agreement (the "Agreement"). Under the Advisory Agreement, Registrant pays to the Adviser as compensation for the services rendered, facilities furnished, and expenses paid by it a fee payable monthly computed on average daily net assets of Registrant at annual rate of 0.50%. The Adviser received $221,917, $264,323 and $351,434, in advisory fees from the Registrant during the fiscal years ended December 31, 1995, 1996 and 1997, respectively.


                  The average net asset value is determined by taking the average of all of the determinations of net asset value for each business day during a given calendar month. Such fee is payable for each calendar month as soon as practicable after
                  the end of    that month. The fee payable to the Adviser is
                  reduced by any commissions, tender
                 solicitation and other fees, brokerage or similar payments received by the Adviser or any other direct or indirect majority owned subsidiary of VKAC, in connection with the purchase and sale of portfolio investments of the Registrant, less any direct expenses incurred by such subsidiary of VKAC in connection with obtaining such payments. The Adviser agrees to use its best efforts to recapture tender solicitation fees and exchange offer fees for the Registrant's benefit, and to advise the Managing General Partners of Registrant of any other commissions, fees, brokerage or similar payments which may be possible under applicable laws for the Adviser or any other direct or indirect majority owned subsidiary of VKAC to receive in connection with Registrant's portfolio transactions or other arrangements which may benefit Registrant.

                 The agreement also provides that, in the event the ordinary business expenses of Registrant for any fiscal year exceed
                 1 1/2% of the first $30 million of the Registrant's average net assets, plus one percent of any excess over $30 million, the compensation due the Adviser will be reduced by the amount of such excess and that, if a reduction in and refund of the advisory fee is insufficient, the Adviser will pay the Registrant monthly an amount sufficient to make up the deficiency, subject to readjustment during the year. Ordinary business expenses do not include (1) interest and taxes, (2) brokerage commissions and (3) certain litigation and indemnification expenses as described in the Advisory Agreement.

                 The Advisory Agreement may be continued from year to year if specifically approved at least annually (a)(i) by the Registrant's Managing General Partners or (ii) by vote of a majority of the Registrant's outstanding voting securities and
                 (b) by the affirmative vote of a majority of the Managing General Partners who are not parties to the agreement or interested persons of any such party by votes cast in person at a meeting called for such purpose. The Advisory Agreement provides that it shall terminate automatically if assigned and that it may be terminated without penalty by either party on 30 days written notice.

        (b) Under the Agreement, Registrant retains the Adviser to manage the investment of its assets and to place orders for the purchase and sale of its portfolio securities. The Adviser is responsible for obtaining and evaluating economic, statistical, and financial data and for formulating and implementing investment programs in furtherance of Registrant's investment objectives. The Adviser also furnishes at no cost to Registrant (except as noted herein) the services of sufficient executive and clerical personnel for Registrant as are necessary to prepare registration statements, partner reports, and notices and proxy solicitation materials. In addition, the Adviser furnishes at no cost to Registrant the services of a Chief Executive Officer and other executive and clerical personnel, as needed.


            Under the Agreement, Registrant bears the cost of its accounting services, which includes maintaining its financial books and records and calculating its daily net asset value. The costs of such accounting services include the salaries and overhead expenses of the Registrant's Principal Financial and Accounting Officer and the personnel operating under his direction. For the fiscal years ended December 31, 1995, 1996 and 1997, the Registrant paid $52,584, $50,358 and $15,313, respectively, for such services. A portion of these amounts were paid to the Adviser in reimbursement of personnel, facilities and equipment costs attributable to the provision of accounting services to Registrant. The services provided by the Adviser are at cost which is allocated among the investment companies advised or sub-advised by the Adviser. Registrant also pays transfer agency fees, custodian fees, legal and auditing fees, the costs of reports to partners and all other ordinary expenses not specifically assumed by the Adviser.


        (c)  INAPPLICABLE.

        (d)  INAPPLICABLE.

        (e)  INAPPLICABLE.

        (f)  INAPPLICABLE.

        (g)  INAPPLICABLE.

        (h) The custodian of all the assets of Registrant is State Street Bank and Trust Company located at 225 Franklin Street, Boston, Massachusetts 02110.


             KPMG Peat Marwick LLP, Chicago Illinois, the independent accountants for the Registrant performs an annual audit of the Registrant's financial statements.



        (i) During the fiscal years ended December 31, 1995, 1996 and 1997, ACCESS, shareholder service agent for the Registrant, received fees aggregating $15,514, $15,000 and $15,000, respectively. See also Item 5(e).


ITEM 17.  BROKERAGE ALLOCATION AND OTHER PRACTICES


        (a) The Adviser is responsible for decisions to buy and sell securities for the Registrant and for the placement of its portfolio business and the negotiation of the commissions paid on such transactions. It is the policy of the Adviser to seek the best security price available with respect to each transaction. In over-the-counter transactions, orders are placed directly with a principal market maker unless it is believed that a better price and execution can be obtained by using a broker. Except to the extent that the Registrant may pay higher brokerage commissions for brokerage and research services (as described below) on a portion of its transactions executed on securities exchanges, the Adviser seeks the best security price at the most favorable commission rate. The Registrant paid no brokerage commissions during the fiscal years ended December 31, 1995, 1996 and 1997, respectively.


        (b)  INAPPLICABLE.

        (c) In selecting dealers and in negotiating commissions, the Adviser considers the firm's reliability, the quality of its execution services on a continuing basis and its financial condition. When more than one firm is believed to meet these criteria, preference may be given to firms which also provide research services to Registrant or the Adviser.

             Section 28(e) of the Securities Exchange Act of 1934 ("Section 28(e)") permits an investment adviser, under certain circumstances, to cause an account to pay a broker or dealer who supplies brokerage and research services, a commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting the transaction. Brokerage and research services include
             (a) furnishing advice as to the value of securities, the advisability of investing in, purchasing or selling securities, and the availability of securities or purchasers or sellers of securities, (b) furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy, and the performance of accounts, and (c) effecting securities transactions and performing functions incidental thereto (such as clearance, settlement and custody).

             Pursuant to provisions of the Agreement, the Registrant's Managing General Partners have authorized the Adviser to cause the Registrant to incur brokerage commissions in an amount higher than the lowest available rate in return for research services provided to the Adviser. The Adviser is of the opinion that the continued receipt of supplemental investment research services from dealers is essential to its provision of high quality portfolio management services to Registrant. The Adviser undertakes that such higher commissions will not be paid by Registrant unless (a) the Adviser determines in good faith that the amount is reasonable in relation to the services in terms of the particular transaction or in terms of the Adviser's overall responsibilities with respect to the accounts as to which it exercises investment discretion, (b) such payment is made in compliance with the provisions of Section 28(e) and other applicable state and federal laws, and (c) in the opinion of the Adviser, the total B-15 commissions paid by Registrant are reasonable in relation to the expected benefits to Registrant over the long term. The investment advisory fee paid by Registrant under the investment advisory agreement is not reduced as a result of the Adviser's receipt of research services.

            The Adviser places portfolio transactions for other advisory accounts including other investment companies. Research services furnished by firms through which Registrant effects its securities transactions may be used by the Adviser in servicing all of its accounts; not all of such services may be used by the Adviser in connection with Registrant. In the opinion of the Adviser, the benefits from research services to each of the accounts (including Registrant) managed by the Adviser cannot be measured separately. Because the volume and nature of the trading activities of the accounts are not uniform, the amount of commissions in excess of the lowest available rate paid by each account for brokerage and research services will vary. However, in the opinion of the Adviser, such costs to Registrant will not be disproportionate to the benefits received by Registrant on a continuing basis.


            The Adviser seeks to allocate portfolio transactions equitably whenever concurrent decisions are made to purchase or sell securities by Registrant and another advisory account. In some cases, this procedure could have an adverse effect on the price or the amount of securities available to Registrant. In making such allocations among Registrant and other advisory accounts, the main factors considered by the Adviser are the relative net assets, respective investment objectives, the relative size of portfolio holdings of the same or comparable securities, the availability of cash for investment, the size of investment commitments generally held, and opinions of the persons responsible for recommending the investment.



        (d) During the fiscal year ended December 31, 1997, the Registrant paid no brokerage commissions.


        (e) INAPPLICABLE.

ITEM 18.  CAPITAL STOCK AND OTHER SECURITIES

        See Item 6.

ITEM 19.  PURCHASE, REDEMPTION AND PRICING OF SECURITIES BEING OFFERED

        (a) INAPPLICABLE.

        (b) No shares are being offered to the public. The redemption price per share is equivalent to the net asset value per share as more fully described in Item 8.

        (c) INAPPLICABLE.

ITEM 20.  TAX STATUS

        See Item 6(g).

ITEM 21.  UNDERWRITERS

        INAPPLICABLE.

ITEM 22.  CALCULATION OF PERFORMANCE DATA

        INAPPLICABLE.

ITEM 23.  FINANCIAL STATEMENTS



                       REPORT OF INDEPENDENT ACCOUNTANTS



TO THE PARTNERS OF VAN KAMPEN AMERICAN CAPITAL EXCHANGE FUND


(A CALIFORNIA LIMITED PARTNERSHIP)



     We have audited the accompanying statement of assets and liabilities including the portfolio of investments of Van Kampen American Capital Exchange Fund (a California Limited Partnership), as of December 31, 1997, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the years in the two-year period then ended, and financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1997, by correspondence with the custodian and by application of alternate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Van Kampen American Capital Exchange Fund as of December 31, 1997, the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended, in conformity with generally accepted accounting principles.



KPMG PEAT MARWICK LLP



Chicago, Illinois


February 4, 1998

                           PORTFOLIO OF INVESTMENTS
                               December 31, 1997

Security                                                              Number
Description                                                           of Shares  Market Value
---------------------------------------------------------------------------------------------
COMMON STOCKS 95.0%
CONSUMER DISTRIBUTION 4.4%
Ikon Office Solutions, Inc.............................................  86,993   $ 2,446,678
Unisource Worldwide, Inc...............................................  43,496       619,818
                                                                                  -----------
                                                                                    3,066,496
                                                                                  -----------

CONSUMER DURABLES 0.9%
Dana Corp..............................................................  13,677       649,658
                                                                                  -----------

CONSUMER NON-DURABLES 5.6%
International Flavours & Fragrances, Inc...............................  49,712     2,560,168
McCormick & Co., Inc...................................................  48,259     1,351,252
                                                                                  -----------
                                                                                    3,911,420
                                                                                  -----------

CONSUMER SERVICES 0.3%
Luby's Cafeterias, Inc.................................................  13,367       234,758
                                                                                  -----------

ENERGY 14.1%
Amerada Hess Corp......................................................  21,200     1,163,350
Amoco Corp.............................................................  12,800     1,089,600
Apache Corp............................................................  11,406       399,923
Baker Hughes, Inc......................................................  25,634     1,118,283
Dresser Industries, Inc................................................  30,320     1,271,545
Kerr McGee Corp........................................................  10,900       690,106
Mobil Corp.............................................................  40,262     2,906,413
Schlumberger, Ltd......................................................  16,080     1,294,440
                                                                                  -----------
                                                                                    9,933,660
                                                                                  -----------

FINANCE 3.6%
American International Group, Inc......................................  14,823     1,612,002
Household International, Inc...........................................   7,124       908,755
                                                                                  -----------
                                                                                    2,520,757
                                                                                  -----------

HEALTHCARE 28.9%
Allegiance Corp........................................................   1,000        35,438
American Home Products Corp............................................  28,000     2,142,000
Baxter International, Inc..............................................   5,000       252,187
Johnson & Johnson, Inc.................................................  54,432     3,585,708
Merck & Co., Inc.......................................................  25,188     2,676,225

                                     B-18      See Notes to Financial Statements

                               December 31, 1997

Security                                                                Number
Description                                                             of Shares    Market Value
-------------------------------------------------------------------------------------------------
HEALTHCARE (CONTINUED)
Schering-Plough Corp...................................................   102,608    $ 6,374,522
Warner-Lambert Co......................................................    42,430      5,261,320
                                                                                     -----------
                                                                                      20,327,400
                                                                                     -----------

PRODUCER MANUFACTURING 1.4%
AlliedSignal, Inc......................................................    12,528        487,809
Fluor Corp.............................................................    12,831        479,559
                                                                                     -----------
                                                                                         967,368
                                                                                     -----------

RAW MATERIALS/PROCESSING INDUSTRIES 11.7%
Air Products & Chemicals, Inc..........................................    54,545      4,486,326
Alcan Aluminum, Ltd....................................................    10,774        297,632
Georgia Pacific Corp...................................................    18,688      1,135,296
Georgia Pacific - Timber Group (a).....................................    18,688        423,984
Louisiana-Pacific Corp.................................................    25,970        493,430
Lubrizol Corp..........................................................    37,620      1,387,237
                                                                                     -----------
                                                                                       8,223,905
                                                                                     -----------

TECHNOLOGY 24.1%
General Signal Corp....................................................    20,000        843,750
Intel Corp.............................................................   218,097     15,321,314
International Business Machines Corp...................................     7,508        785,055
                                                                                     -----------
                                                                                      16,950,119
                                                                                     -----------

TOTAL LONG-TERM INVESTMENTS 95.0%
  (Cost $7,426,632).................................................................  66,785,541
                                                                                     -----------
SHORT-TERM INVESTMENTS 5.0%
Federal National Mortgage Assn. ($1,000,000 par, yielding 5.68%,
  01/16/98 maturity)................................................................     997,489
General Electric Capital Corp. ($2,515,000 par, yielding 6.70%,
  01/02/98 maturity)................................................................   2,514,064
                                                                                     -----------
TOTAL SHORT-TERM INVESTMENTS
  (Cost $3,511,553).................................................................   3,511,553
                                                                                     -----------
TOTAL INVESTMENTS 100.0%
  (Cost $10,938,185)................................................................  70,297,094
LIABILITIES IN EXCESS OF OTHER ASSETS 0.0%..........................................     (23,101)
                                                                                     -----------
NET ASSETS 100.0%................................................................... $70,273,993
                                                                                     ===========

(a) Non-income producing security as this stock currently does not declare dividends.

                                     B-19     See Notes to Financial Statements

                      STATEMENT OF ASSETS AND LIABILITIES
                               December 31, 1997

ASSETS:
Total Investments (Cost $10,938,185)..........................................          $70,297,094
Cash..........................................................................                5,523
Receivables:
  Dividends...................................................................               75,498
  Investments Sold............................................................               19,459
Other.........................................................................              120,406
                                                                                        -----------
     Total Assets.............................................................           70,517,980
                                                                                        -----------
LIABILITIES:
Payables:
  Investment Advisory Fee.....................................................               29,697
  Fund Units Repurchased......................................................               19,483
  Affiliates..................................................................                3,100
  Income Distributions........................................................                2,805
Managing General Partners' Retirement Plan....................................              165,614
Accrued Expenses..............................................................               23,288
                                                                                        -----------
     Total Liabilities........................................................              243,987
                                                                                        -----------
NET ASSETS....................................................................          $70,273,993
                                                                                        ===========
NET ASSETS WERE COMPRISED OF:
284,518 units of limited partnership interest.................................          $69,290,862
3,541 units of non-managing general partnership interest......................              862,452
496 units of managing general partnership interest............................              120,679
                                                                                        -----------
NET ASSETS....................................................................          $70,273,993
                                                                                        ===========
NET ASSET VALUE PER UNIT
($70,273,993 divided by 288,555 units of partnership interest outstanding)....          $    243.54
                                                                                        ===========

                                     B-20      See Notes to Financial Statements

                            STATEMENT OF OPERATIONS
                     For the Year Ended December 31, 1997

INVESTMENT INCOME:
Dividends.................................................  $   904,653
Interest..................................................      186,389
                                                            -----------
     Total Income.........................................    1,091,042
                                                            -----------
EXPENSES:
Investment Advisory Fee...................................      351,434
Managing General Partners' Fees and Expenses..............       72,143
Custody...................................................       16,558
Shareholder Services......................................       15,711
Legal.....................................................       10,524
Other.....................................................       60,354
                                                            -----------
     Total Expenses.......................................      526,724
                                                            -----------
NET INVESTMENT INCOME.....................................  $   564,318
                                                            ===========
REALIZED AND UNREALIZED GAIN/LOSS
Net Realized Gain.........................................  $ 5,272,722
                                                            -----------
Unrealized Appreciation/Depreciation:
  Beginning of the Period.................................   53,335,307
  End of the Period.......................................   59,358,909
                                                            -----------
Net Unrealized Appreciation During the Period.............    6,023,602
                                                            -----------
NET REALIZED AND UNREALIZED GAIN..........................  $11,296,324
                                                            ===========
NET INCREASE IN NET ASSETS FROM OPERATIONS................  $11,860,642
                                                            ===========

                                     B-21      See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
                 For the Year Ended December 31, 1997 and 1996

                                                              Year Ended          Year Ended
                                                       December 31, 1997   December 31, 1996
--------------------------------------------------------------------------------------------
FROM INVESTMENT ACTIVITIES:
Operations:
Net Investment Income....................................... $   564,318         $   457,374
Net Realized Gain...........................................   5,272,722           1,864,174
Net Unrealized Appreciation During the Period...............   6,023,602          14,427,053
                                                             -----------         -----------
Change in Net Assets from Operations........................  11,860,642          16,748,601
Distributions from Net Investment Income....................    (379,623)           (393,524)
                                                             -----------         -----------
NET CHANGE IN NET ASSETS FROM
INVESTMENT ACTIVITIES.......................................  11,481,019          16,355,077
                                                             -----------         -----------
FROM PARTNERSHIP UNIT TRANSACTIONS:
Proceeds from Units Issued Through
  Dividend Reinvestment.....................................      50,220              52,164
Cost of Units Repurchased...................................  (3,024,080)         (2,395,079)
                                                             -----------         -----------
NET CHANGE IN NET ASSETS FROM
  PARTNERSHIP UNIT TRANSACTIONS.............................  (2,973,860)         (2,342,915)
                                                             -----------         -----------
TOTAL INCREASE IN NET ASSETS................................   8,507,159          14,012,162
NET ASSETS:
Beginning of the Period.....................................  61,766,834          47,754,672
                                                             -----------         -----------
End of the Period
  (Including accumulated undistributed net investment
  income of $2,618,113 and $2,433,418, respectively)........ $70,273,993         $61,766,834
                                                             ===========         ===========
CHANGE IN PARTNERSHIP UNITS OUTSTANDING:
Units Issued Through Dividend Reinvestment..................         210                 313
Units Repurchased...........................................     (12,445)            (13,938)
                                                             -----------         -----------
  Decrease in Partnership Units Outstanding.................     (12,235)            (13,625)
                                                             ===========         ===========

                                      B-22     See Notes to Financial Statements

                             FINANCIAL HIGHLIGHTS

     The following schedule presents financial highlights for one unit of partnership interest outstanding throughout the periods indicated

                                                                               Year Ended December 31 (a)
                                                                 ----------------------------------------------------
                                                                      1997      1996       1995      1994      1993
---------------------------------------------------------------------------------------------------------------------
Net Asset Value, Beginning of the Period.......................    $205.349   $ 151.88   $115.36   $111.32   $104.40
                                                                   --------   --------   -------   -------   -------
  Net Investment Income........................................       1.908      1.488      1.62      1.62      1.49
  Net Realized and Unrealized Gain.............................      37.561     53.261     36.18      3.70      6.71
                                                                   --------   --------   -------   -------   -------
Total from Investment Operations...............................      39.469     54.749     37.80      5.32      8.20
Less Distributions from Net Investment Income..................       1.280      1.280      1.28      1.28      1.28
                                                                   --------   --------   -------   -------   -------
Net Asset Value, End of the Period.............................    $243.538   $205.349   $151.88   $115.36   $111.32
                                                                   ========   ========   =======   =======   =======
Total Return...................................................       19.23%     36.21%    32.89%     4.82%     7.91%
Net Assets at End of the Period (In millions)..................    $   70.3   $   61.8   $  47.8   $  37.7   $  38.5
Ratio of Expenses to Average Net Assets........................         .75%       .93%      .88%      .89%      .93%
Ratio of Net Investment Income to..............................
  Average Net Assets...........................................         .80%       .87%     1.16%     1.45%     1.38%
Portfolio Turnover.............................................           0%         0%        0%        0%        0%

(a) Based on average units outstanding.

During the years ended December 31, 1997 and 1996, the Fund incurred no brokerage commissions on equity share trades. This disclosure was not required in fiscal years prior to 1996.

                                    B-23       See Notes to Financial Statements

                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1997

1. Significant Accounting Policies

Van Kampen American Capital Exchange Fund (the "Fund"), a California limited partnership is a partnership registered under the Investment Company Act of 1940, as amended, as a diversified open-end investment management company. The Fund seeks capital appreciation in a portfolio of common stock. The Fund commenced investment operations on December 16, 1976.

  The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

A. SECURITY VALUATION-Investments in securities listed on a securities exchange are valued at their sale price as of the close of such securities exchange. Fixed income investments are stated at value using market quotations. Unlisted securities and listed securities for which the last sales price is not available are valued at the mean between the last reported bid and ask price. For those securities where quotations or prices are not available, valuations are determined in accordance with procedures established in good faith by the Board of Trustees. Short-term securities with remaining maturities of 60 days or less are valued at amortized cost.

B. SECURITY TRANSACTIONS-Security transactions are recorded on a trade date basis. Realized gains and losses are determined on an identified cost basis.

  The Fund may invest in repurchase agreements which are short-term investments whereby the Fund acquires ownership of a debt security and the seller agrees to repurchase the security at a future time and specified price. The Fund may invest independently in repurchase agreements, or transfer uninvested cash balances into a pooled cash account along with other investment companies advised by Van Kampen American Capital Asset Management, Inc. (the "Adviser") or its affiliates, the daily aggregate of which is invested in repurchase agreements. Repurchase agreements are fully collateralized by the underlying debt security. The Fund will make payment for such securities only upon physical delivery or evidence of book entry transfer to the account of the custodian bank. The seller is required to maintain the value of the underlying security at not less than the repurchase proceeds due the Fund.

C. INVESTMENT INCOME-Dividend income is recorded on the ex-dividend date and interest income is recorded on an accrual basis. Original issue discount is amortized over the life of each applicable security. Premiums on debt securities are not amortized.

                               December 31, 1997

D. FEDERAL INCOME TAXES-The Fund has met the qualifications to be classified as a partnership for federal income tax purposes and intends to maintain this qualification in the future. A partnership is not subject to federal income tax.

  At December 31, 1997, for federal income tax purposes the cost of long- and short-term investments is $6,587,400; the aggregate gross unrealized appreciation is $63,709,694 and the aggregate gross unrealized depreciation is $0, resulting in net unrealized appreciation of $63,709,694.

E. DISTRIBUTION OF INCOME AND GAINS-Quarterly distributions to partners are recorded on the record date. Net investment income is allocated daily to each partner, relative to the total number of units held. Capital gains or losses will be allocated equally among units outstanding on the day recognized.

2. INVESTMENT ADVISORY AGREEMENT AND OTHER TRANSACTIONS WITH AFFILIATES

Under the terms of the Fund's Investment Advisory Agreement, the Adviser will provide facilities and investment advice to the Fund for an annual fee payable monthly of .50% based on the average daily net assets of the Fund.

  For the year ended December 31, 1997, the Fund recognized expenses of approximately $15,300 representing Van Kampen American Capital, Inc.'s or its affiliates' (collectively "VKAC") cost of providing accounting services to the Fund. These services are provided by VKAC at cost.

  ACCESS Investor Services, Inc. ("ACCESS"), an affiliate of the Adviser, serves as the shareholder servicing agent for the Fund. For the year ended December 31, 1997, the Fund recognized expenses of approximately $15,000, representing ACCESS' cost of providing transfer agency and shareholder services plus a profit.

  Managing general partners of the Fund who are not affiliated with the Adviser are compensated by the Fund at the annual rate of $5,000 plus a fee of $750 per Board meeting attended.

  The Partners of the Fund instituted a Retirement Plan effective April 1, 1996. The Plan is not funded, and obligations under the Plan will be paid solely out of the Fund's general accounts. The Fund will not reserve or set aside funds for the payment of its obligations under the Plan by any form of trust or escrow. For the current Managing General Partners not affiliated with the Adviser, the annual retirement benefit payable per year for a ten year period is based upon the highest total annual compensation received in any of the three calendar years preceding retirement. Managing General Partners with more than five but less than ten years service at retirement will receive a prorated reduced benefit. Under the Plan, for the Managing General Partners retiring with the effectiveness of the Plan, the annual retirement benefit payable per year for a ten year period is equal to 75% of the total compensation received from the Fund during the 1995 calendar year.

                              December 31, 1997


  At the Annual Meeting of Partners held on December 18, 1997, eight new Managing General Partners were elected to replace the four Managing General Partners that resigned, with the effective date of their resignation being December 31, 1997. In connection with their resignation from services as Managing General Partners of the Fund, each resigning Managing General Partner will receive the vested portion of their retirement benefits under the Fund's retirement plan. In addition, in recognition of their years of service, VKAC will pay each resigning Managing General Partner an amount equal to the non-vested portion of their retirement benefits. These retirement benefits are being period and will not be paid to a resigning Managing General Partner who is and the Adviser.

  At December 31, 1997, the Adviser and Van Kampen American Capital Exchange Corp., as non-managing general partners of the Fund, owned 354 and 3,180 units of partnership interest, respectively.

3.  PARTNERSHIP UNIT TRANSACTIONS

  Partners of the Fund may redeem units at any time. The net asset value of units redeemed, other than redemptions under a systematic withdrawal plan, may be paid in cash or securities, at the option of the Fund, and will ordinarily be paid in whole or in part in securities. The Fund's valuation will determine the quantity of securities tendered. The Fund will select securities for tender in redemptions based on tax or investment considerations.

4.  INVESTMENT TRANSACTIONS

  During the period, the cost of purchases and proceeds from sales of

                                     PART C

                               OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial Statements

         Included in the Statement of Additional Information:

           Report of Independent Accountants

           Financial Statements

           Notes to Financial Statements

     (b) Exhibits


                   (1)(a)     Restated and Amended Certificate and Agreement of Limited
                              Partnership(2)
                      (b)     Amendment to Certificate of Limited Partnership, on Form
                              LP-1(4)
                      (c)     Amendment to Certificate of Limited Partnership, on Form
                              LP-2(5)
                      (d)     Amendment to Certificate of Limited Partnership, on Form
                              LP-2+
                   (2)        Bylaws(1)
                   (3)        Inapplicable
                   (4)        Copy of Specimen Certificate(3)
                   (5)        Investment Advisory Agreement+
                   (6)        Inapplicable
                   (7)        Inapplicable
                   (8)(a)     Custodian Contract(6)
                      (b)     Transfer Agency and Service Agreement+
                   (9)        Inapplicable
                   (10)       Inapplicable
                   (11)       Consent of Independent Auditors+
                   (12)       Inapplicable
                   (13)       Inapplicable
                   (14)       Inapplicable
                   (15)       Inapplicable
                   (27)       Financial Data Schedule+


---------------

(1) Incorporated herein by reference to Amendment No. 1 to Registrant's Registration Statement on Form N-1, File Number 2-55128.



(2) Incorporated herein by reference to Amendment No. 2 to Registrant's Registration Statement on Form S-5, File Number 2-55128.



(3) Incorporated herein by reference to Amendment No. 5 to Registrant's Registration Statement on Form N-1, File Number 811-2611.



(4) Incorporated herein by reference to Post-Effective Amendment No. 16 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed April 26, 1995.



(5) Incorporated herein by reference to Post-Effective Amendment No. 17 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed April 29, 1996.



(6) Incorporated herein by reference to Post-Effective Amendment No. 75 to Van Kampen American Capital Growth and Income Fund's Registration Statement on Form N-1A, File Number 2-21657, filed March 27, 1998.


 +  Filed Herewith.

ITEM 25.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

     None.

ITEM 26.  NUMBER OF HOLDERS OF SECURITIES


                              AS OF APRIL 1, 1998:



      NUMBER OF RECORD
       TITLE OF CLASS          HOLDERS
-----------------------------  -------
Units of Partnership Interest    127


ITEM 27.  INDEMNIFICATION

     Article XIII, Section 13.4 of Registrant's Restated and Amended Certificate and Agreement of Limited Partnership provides as follows:

     "The Partnership shall indemnify each General Partner (including officers and or directors of a corporate General Partner and including former General Partners who have not ceased to be liable as General Partners under the Partnership Act) against judgments, fines, amounts paid in settlement, and expenses (including attorneys' fees) reasonably incurred by him in any civil, criminal or investigative proceeding in which he is involved or threatened to be involved by reason of his being a General Partner of the Partnership, provided that he acted in good faith, within what he reasonably believed to be the scope of his authority, and for a purpose which he reasonably believed to be within the scope of his authority, and for a purpose which he reasonably believed to be in the best interests of the Partnership or the Limited Partners. To the extent that a General Partner has been successful on the merits or otherwise in defense of any such proceeding or in defense of any claim or matter therein, he shall be deemed to have acted in good faith and in a manner he believed to be in the best interests of the Partnership or the Limited Partners. The determination under any other circumstances as to whether a General Partner acted in good faith, within what he reasonably believed to be the scope of his authority, and for a purpose which he reasonably believed to be in the best interests of the Partnership or the Limited Partners, shall be made by action of the General Partners who were not parties to such proceedings, or by independent legal counsel selected by the General Partners (who may be the regular counsel for the Partnership) in a written opinion. No General Partner shall be indemnified under this provision against any liability to the Partnership or its Partners to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. The indemnification provided hereunder shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any applicable statute, agreement, vote of the General Partners or Limited Partners, or otherwise."

ITEM 28. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

     See "Management of the Fund" in Part A and "Management of the Fund" in the Statement of Additional Information for information regarding the business of the Adviser. For information as to the business, profession, vocation and employment of a substantial nature of directors and officers of the Adviser, reference is made to the Adviser's current Form ADV (File No. 801-1669) filed under the Investment Advisers Act of 1940, as amended, incorporated herein by reference.

ITEM 29. PRINCIPAL UNDERWRITERS

     Not applicable.

ITEM 30. LOCATION OF ACCOUNTS AND RECORDS


     All accounts, books and other documents required by Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder to be maintained (i) by Registrant will be maintained at its offices, located at 2800 Post Oak Blvd., Houston, Texas 77056, Van Kampen American Capital, Inc., One Parkview Plaza,

Oakbrook Terrace, Illinois 60181, ACCESS Investor Services, Inc., 7501 Tiffany Springs Parkway, Kansas City, Missouri 64153, or at the State Street Bank and Trust Company, 1776 Heritage Drive, North Quincy, MA; (ii) by the Adviser, will be maintained at its offices, located at One Parkview Plaza, Oakbrook Terrace, Illinois 60181; and (iii) by the Distributor, the principal underwriter, will be maintained at its offices located at One Parkview Plaza, Oakbrook Terrace, Illinois 60181.


ITEM 31.  MANAGEMENT SERVICES

     Not applicable.

ITEM 32.  UNDERTAKINGS

     Registrant hereby undertakes, if requested to do so by the holders of at least 10% of the Registrant's outstanding shares, to call a meeting of shareholders for the purpose of voting upon the question of removal of a Managing General Partner or Managing General Partners and to assist in communications with other shareholders as required by Section 16(c) of the Investment Company Act of 1940.

     Registrant hereby undertakes to furnish to each person to whom a prospectus is delivered a copy of the Registrant's latest annual report to shareholders, upon request and without charge.

                                   SIGNATURE


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, Van Kampen American Capital Exchange Fund, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Oakbrook Terrace, and the State of Illinois, on the 24th day of April, 1998.

                                    VAN KAMPEN AMERICAN CAPITAL EXCHANGE FUND

                                    By        /s/  RONALD A. NYBERG
                                      ------------------------------------------
                                                  Ronald A. Nyberg,
                                             Principal Legal Officer and
                                                      Secretary

                   VAN KAMPEN AMERICAN CAPITAL EXCHANGE FUND


                INDEX TO EXHIBITS TO AMENDMENT NO. 19, FORM N-1A


    AS SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 1998



 EXHIBIT                                                DESCRIPTION OF
   NO.                                                     EXHIBIT
 -------                                                --------------
 (1)(d)                         Amendment to Certificate of Limited Partnership, on Form LP-2
 (5)                            Investment Advisory Agreement
 (8)(b)                         Transfer Agency and Service Agreement
(11)                            Consent of Independent Auditors
(27)                            Financial Data Schedule